Exhibit 5.1

[LETTERHEAD OF KAPLAN, STRANGIS AND KAPLAN, P.A.]

April 30, 2014

AxoGen, Inc.

13859 Progress Boulevard, Suite 100

Alachua, Florida  32615

Re:                             AxoGen, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by AxoGen, Inc., a Minnesota corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on April 30, 2014.  The Registration Statement relates to the proposed offering and sale by the Company from time to time, in one or more offerings, as set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and as shall be set forth in one or more supplements to the Prospectus (each, a “Prospectus Supplement”), of an aggregate initial offering price of up to $35 million of shares (the “Shares”) of common shares, par value $.01 per share, of the Company

We have acted as special counsel to the Company and, as such, have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and the exhibits thereto and such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including, without limitation (a) the Company’s Amended and Restated Articles of Incorporation (the “Articles”), (b) the Company’s Amended and Restated Bylaws (the “Bylaws”), and (c) certain resolutions adopted by the Board of Directors of the Company with respect to the authorization and proposed issuance of the Shares as contemplated by the Registration Statement.

In our examination of the foregoing documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies.  As to any matters of fact, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

For the purpose of the opinions set forth below, we have also assumed, without independent investigation or verification, that:

1.              the issuance, sale, number or amount, as the case may be, and terms of the Shares to be offered from time to time will be duly authorized and established, in accordance with the Articles, the Bylaws and the applicable provisions of the Minnesota Business Corporation Act (each, a “Corporate Action”), and will not conflict with or constitute a breach of the terms of any agreement or instrument to which the Company is subject;

2.              the Registration Statement and any amendments thereto (including post effective amendments) will have become effective and such effectiveness shall not have been terminated or rescinded and will comply with all applicable federal and state laws at the time the Shares are offered and issued as contemplated by the Registration Statement;

3.              a Prospectus Supplement describing the Shares offered thereby will have been prepared, delivered (including through compliance with Rule 172 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”)) and filed with the Commission and will comply with all applicable laws at the time the Shares are offered and issued as contemplated by the Registration Statement;

4.              all Shares will be issued and sold in compliance with applicable federal and state securities laws; and

5.              a definitive purchase, underwriting or similar agreement (each, a “Definitive Agreement”) with respect to any Shares offered or issued will have been duly authorized and validly executed and delivered by the Company and the other parties thereto.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.                                      The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Minnesota.

2.                                      The Company has the corporate authority to issue the Shares covered by the Registration Statement.

3.                                      Upon due authorization by Corporate Action of the issuance and sale of the Shares and upon issuance and delivery of the Shares against payment for such shares (in an amount at least equal to the aggregate par value of such Shares) in accordance with the terms and provisions of the applicable Definitive Agreements, the terms of the Corporate Action and as contemplated by the Registration Statement and the applicable Prospectus Supplement, such Shares will be duly and validly issued, fully paid and non-assessable.

We are members of the bar in the State of Minnesota and the foregoing is limited to the laws of the state of Minnesota.

This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.  We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

KAPLAN, STRANGIS AND KAPLAN, P.A.

By:	/s/ Bruce J. Parker
Bruce J. Parker